UNITED STATES
     SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               Form 8-K

                            Current Report
     Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)     September 30, 2008
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                    Dynasil Corporation of America
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        (Exact name of registrant as specified in its charter)

     Delaware                                   22-1734088
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(State or other                                 (IRS Employer
jurisdiction of incorporation)           Identification No.)


            385 Cooper Road, West Berlin, New Jersey, 08091
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               (Address of principal executive offices)


                            (856)-767-4600
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         (Registrant's telephone number, including area code)

                            Not Applicable
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     (Former name or former address, if changed since last report)




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Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2008, Dynasil Corporation of America, a Delaware corporation ("Dynasil"), borrowed $2 million pursuant to a subordinated term loan (the "Term Loan") made to Dynasil by RMD Instruments, LLC, a Massachusetts limited liability company. The Term Loan provides for monthly interest only payments at an 8% annual interest rate, with a balloon repayment of principal after six months. Proceeds of the Term Loan will be used to provide Dynasil with additional working capital to support Dynasil's previously reported July 1, 2008 RMD Instruments asset acquisition and Radiation Monitoring Devices, Inc. merger transaction, as well as for Dynasil's general working capital purposes. One use of the additional working capital is to support the growth of government research grants at Radiation Monitoring Devices, Inc. Including proceeds of the Term Loan, Dynasil's preliminary cash balance at September 30, 2008 was approximately $3 million, with an additional $723,000 available for borrowing at that time under an existing bank loan facility.

As set forth above, the Term Loan bears interest at 8% per annum and has a six month term. It requires only monthly payment of interest over the six month period. After six months, the full balance of the Term Loan is due, although it may be prepaid without penalty. The Term Loan also is not collateralized or otherwise secured. Dynasil's failure to timely make a required payment under the Term Loan is the principal event of default entitling the lender to accelerate payment of the Term Loan and exercise its other remedies, all of which Dynasil believes are customary for loans of this type. RMD Instruments, LLC may be deemed to be a related party to Dynsail since it was the entity that sold specific assets and liabilities to Dynasil on July 1, 2008. Also on that date, its members became significant Dynasil shareholders and two of its members are now Dynasil employees. In connection with the Term Loan, Dynasil and RMD Instruments, LLC executed and delivered to Susquehanna Bank a customary form of a subordination agreement which specifies that the Term Loan is subordinate in right of payment and priority to Susquehanna Bank's loans to Dynasil. Reference is made to the complete and final form of the Term Loan which is filed as an Exhibit to this Report and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of
Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 1, 2008, Dynasil's outside Directors increased the salary for Mr. Craig T. Dunham, CEO and President, from $150,000 to $175,000 per year. The timing of the increase coincided with the renewal of Mr. Dunham's employment agreement. No other changes were made to Mr. Dunham's employment arrangements. The increase was based largely in recognition of the fact that Dynasil's revenues and size have approximately tripled as a result of recently events. Dynasil believes that Mr. Dunham's new salary is approximately 90% of the CEO median base pay for comparable companies as reported in a national salary survey.

Item 8.01 Other Events

On October 6, 2008, Dynasil sent a letter to its stockholders which is filed as an Exhibit to this Report and will be also issued as a press release.

ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

10.1 Form of Subordinated Term Loan dated September 30, 2008 by and among RMD Instruments, LLC and Dynasil.

99.1 Dynasil Corporation of America letter to stockholders dated
October 6, 2008.

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                              SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         DYNASIL CORPORATION OF AMERICA

Date:     October 6, 2008  By:  /s/ Craig Dunham
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                             Craig Dunham
                          President and Chief Executive Officer






                             EXHIBIT INDEX

10.1 Form of Subordinated Term Loan dated September 30,
2008 by and among RMD Instruments, LLC and Dynasil.

99.1 Dynasil Corporation of America letter to shareholders dated October 6, 2008.